AMENDMENT NO. 1

PARTICIPATION AGREEMENT

Amendment No. 1, effective as of April 1, 2015, to The Participation Agreement, (the “Agreement”), dated August 15, 2003 among AXA Premier VIP Trust, American General Life Insurance Company and AXA Distributors, LLC (collectively, the “Parties”).

WHEREAS, the Parties wish to amend the Agreement in accordance with its terms as follows:

1.	All references in the Agreement to AXA Advisors, LLC are hereby deleted.

2.	All references to the AXA Premier VIP Aggressive Equity Portfolio (“Aggressive Equity Portfolio”) are hereby deleted in recognition of the reorganization of the Aggressive Equity Portfolio into the Multimanager Aggressive Equity Portfolio of EQ Advisors Trust.

3.	Name Change. The name of the AXA Premier VIP High Yield Portfolio has changed to Charter Multi-Sector Bond Portfolio.

4.	Schedule A. Schedule A of the Agreement is hereby deleted in its entirety and replaced with the attached “Schedule A”.

Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the Parties have executed and delivered this Amendment No. 1 as of the date set forth below.

AXA PREMIER VIP TRUST		AMERICAN GENERAL LIFE INSURANCE COMPANY

By:	/s/ Steven M. Joenk	By:	/s/ Rodney E. Rishel
Name:	Steven M. Joenk	Name:	Rodney E. Rishel
Title:	President and Chief Executive Officer	Title:	Senior Vice President, Head of US Life and Disability
Date:		Date:

AXA DISTRIBUTORS, LLC

By:	/s/ Nicholas B. Lane
Name:	Nicholas B. Lane
Title:	Chairman, President and Chief Executive Officer
Date:

SCHEDULE A

DESIGNATED PORTFOLIOS AND CLASSES

Portfolios of

AXA Premier VIP Trust

Portfolios	Classes
AXA Moderate Allocation Portfolio	Class A
Charter Multi-Sector Bond Portfolio	Class A